UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):               August 28, 2009

Syms Corp

(Exact name of registrant as specified in its charter)

New Jersey	001-8546	22-2465228

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(201) 902-9600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

          On August 28, 2009, Syms Corp. (“Syms”) and its wholly owned subsidiary, SYL, LLC (“SYL” and together with Syms, the “Borrowers”) obtained a committed $75,000,000 asset-based revolving credit facility (the “Credit Facility”) from Bank of America, N.A. (“Bank of America”) pursuant to a credit agreement, dated as of August 27, 2009, by and among the Borrowers, the guarantors party thereto from time to time, (iii) the lenders party thereto from time to time and (iv) Bank of America, as administrative agent, collateral agent and letter of credit issuer. Bank of America was the sole lender on the closing date.

          The full amount of the Credit Facility is available for loans and there is a $10,000,000 sublimit for standby and documentary letters of credit. The Credit Facility is secured by all personal property of the Borrowers and a first mortgage lien on real estate owned by Syms and located in Paramus, New Jersey. Availability under the Credit Facility is based on a borrowing base consisting of inventory, receivables, the mortgaged real estate and cash collateral (the “Borrowing Base”). The Credit Facility will be available until August 27, 2012.

          Loans outstanding under the Credit Facility bear interest at a rate per annum equal to, at Borrowers’ option, (i) the Base Rate plus the Applicable Margin or (ii) LIBOR (for interest periods of 1, 2, 3 or 6 months) plus the Applicable Margin. The “Base Rate” equals the greatest of (a) Bank of America’s prime rate, (b) the Federal Funds Rate, plus 0.50%; or (c) LIBOR for a one-month interest period, plus 1.0%, and changes each day as any of the foregoing components changes. The amount of the Applicable Margin is based on average daily Availability under the Credit Facility. “Availability” means (x) the lesser of (i) the Borrowing Base and (ii) the total commitment amount under the Credit Facility minus (y) the sum of the aggregate principal amount of outstanding loans and the undrawn face amount of letters of credit under the Credit Facility. The Applicable Margin is determined on the first day of each fiscal quarter of the Borrowers as follows:

Average Daily Availability	LIBOR Margin	Base Rate Margin

Less than $25,000,000	3.50%	2.50%

Equal to or greater than $25,000,000 but less than or equal to $50,000,000	3.25%	2.25%

Greater than $50,000,000	3.00%	2.00%

          Interest rates increase by 2.0% upon the occurrence of an event of default under the Credit Facility.

          The Credit Facility contains representations and warranties, financial reporting requirements, affirmative and negative covenants and events of default customary for a credit facility of this size, type, and purpose.

          A portion of the proceeds of the initial loans made under the Credit Facility were applied to repay all loans outstanding under the credit facility of Syms and SYL with Israel Discount Bank of New York, which credit facility was terminated upon such repayment.

Item 1.02 Termination of a Material Definitive Agreement.

          On August 28, 2009, Syms terminated its Loan and Security Agreement with Israel Discount Bank of New York, dated as of June 5, 2009. All loans under that agreement were repaid from the proceeds of the initial loans under the Credit Facility.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

10.1

Credit Agreement, dated as of August 27, 2009, by and among Syms Corp, SYL LLC, the guarantors party thereto from time to time, (iii) the lenders party thereto from time to time and (iv) Bank of America, N.A., as administrative agent, collateral agent and letter of credit issuer.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYMS CORP

By:	/s/ Philip A. Piscopo

	Name:	Philip A. Piscopo
	Title:	Vice President and
Chief Financial Officer

Dated: September 1, 2009

EXHIBIT INDEX

Exhibit	Description

10.1

Credit Agreement, dated as of August 27, 2009, by and among Syms Corp, SYL LLC, the guarantors party thereto from time to time, (iii) the lenders party thereto from time to time and (iv) Bank of America, N.A., as administrative agent, collateral agent and letter of credit issuer